EXHIBIT 3.8
                       CERTIFICATE OF AMENDMENT TO
                      CERTIFICATE OF INCORPORATION
                                   OF
                     GLOBAL WATER TECHNOLOGIES, INC.


     The undersigned President of Global Water Technologies, Inc., a Delaware corporation (the "Corporation"), does hereby sign, verify and deliver in duplicate to the Secretary of State of Delaware this Certificate of Amendment to the Certificate of Incorporation of the Corporation.

     FIRST:  The name of the Corporation is Global Water Technologies, Inc.

     SECOND:  The Certificate of Incorporation is amended as follows:


     1. Article V, Section 5.01, of the Certificate of Incorporation shall be amended to read as follows:

                                ARTICLE V
                              CAPITAL STOCK

          5.01 AUTHORIZED SHARES. The aggregate number of shares which the Company shall have authority to issue is Thirty Three Million, Three Hundred Thirty Three Thousand, Three Hundred Thirty Three (33,333,333). Thirteen Million, Three Hundred Thirty Three Thousand, Three Hundred Thirty Three (13,333,333) shares shall be designated "Common Stock" and shall have a par value of $0.003 per share. Twenty Million (20,000,000) shares shall be designated "Preferred Stock" and shall have a par value of $0.00001 per share. All shares of the Company shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

     In accordance with Section 242(a) of the General Corporation Law, a one-for-sixty reverse stock split is declared with respect to all of the shares of Common Stock issued and outstanding at the close of business on June 30, 2000 (the "Effective Time"), so that every sixty shares of Common Stock, par value $0.00001 per share, outstanding at the Effective Time are combined into one share of Common Stock, par value $0.003 per share, with the stated capital of the Corporation being adjusted accordingly. Any fractional shares resulting from the reverse split will become one additional share of Common Stock

     THIRD: The Board of Directors of the Corporation adopted a resolution proposing and declaring the advisability of the above amendments to the Certificate of Incorporation on May 26, 2000. The amendments to the Certificate of Incorporation were duly adopted and approved by the shareholders of the Corporation pursuant to Sections 222 and 242 of the Delaware General Corporation Law by the shareholders.

     IN WITNESS WHEREOF, Global Water Technologies, Inc., a Delaware corporation, through its President, duly executes the above and foregoing Certificate of Amendment to the Certificate of Incorporation as of the 2nd day of June, 2000.


                              GLOBAL WATER TECHNOLOGIES, INC.


                              By: /s/ GEORGE A. KAST
                                 -----------------------------------
                                   George A. Kast, President


ACKNOWLEDGED BY:

/s/ GARY L. BROWN
-----------------------------
Gary L. Brown, Secretary


STATE OF COLORADO        )
                         ) ss.
COUNTY OF JEFFERSON      )

     Subscribed and sworn to before me by George A. Kast, President of Global Water Technologies, Inc. on the 5th day of June, 2000.

     WITNESS MY HAND AND OFFICIAL SEAL.

     My Commission expires: 12-05-01

                                     /s/ DEBRA K. ROGERS
                                   -------------------------------------
                                   Notary Public

STATE OF COLORADO             )
                              ) ss.
COUNTY OF JEFFERSON           )

     Subscribed and sworn to before me by Gary L Brown, Secretary of Global Water Technologies, Inc. on the 5th day of June, 2000.

     WITNESS MY HAND AND OFFICIAL SEAL.

     My Commission expires: 12-05-01

                                    /s/ DEBRA K. ROGERS
                                   -------------------------------------
                                   Notary Public









                                  - 3 -